MEDTRONIC, INC. CHANGE OF CONTROL SEVERANCE PLAN – SECTION 16B OFFICERS
WHEREAS, the Board of Directors (the "Board") of Medtronic, Inc., a Minnesota corporation (the "Company") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of certain key employees, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below);
WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of such key employees by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage such key employees' full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide such key employees with compensation and benefits arrangements upon a Change of Control which are competitive with those of other corporations and which ensure that the compensation and benefits expectations of such key employees will be satisfied;
NOW, THEREFORE, in order to accomplish these objectives, the Board has caused the Company to adopt this Medtronic, Inc. Change of Control Severance Plan (the "Plan").
1.     Certain Definitions.
(a)     The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control occurs. Anything in this Plan to the contrary notwithstanding, if (i) an Executive’s (as defined in Section 1(c)) employment with the Company is terminated by the Company, (ii) the Date of Termination occurs prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Plan the “Effective Date” shall mean the date immediately prior to such Date of Termination.
(b)     The “Change of Control Period” shall mean the period commencing on May 1, 2014 and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall determine that the Change of Control Period shall not be so extended.
(c)    "Executive" shall mean an individual who has been designated by the Board as a Section 16 officer of the Company for purposes of the Securities Exchange Act of 1934; provided, however, that no individual who is party to a severance, employment or other agreement providing severance benefits upon a Change of Control may be an Executive for purposes of the Plan.

2.     Change of Control. For the purpose of this Plan, a “Change of Control” shall mean:
(a)     Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 2(c); or
(b)     Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)     Consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of (A) the entity resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or
(d)     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3.     Employment Period. The Company shall continue each Executive in its employ for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”), provided, that nothing stated in this Plan shall restrict the right of the Company or the Executive at any time to terminate the Executive’s employment with the Company, subject to the obligations of the Company provided for in this Plan in the event of such terminations. The Employment Period with respect to an Executive shall terminate upon such Executive’s termination of employment for any reason.
4.     Terms of Employment.
(a)     Position and Duties.
(i)     During the Employment Period, (A) each Executive’s position (including titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date; and (B) each Executive’s services shall be performed at the location where such Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.
(ii)    Except as otherwise expressly provided in this Plan, during the Employment Period, and excluding any periods of vacation and sick leave to which an Executive is entitled, each Executive agrees, by acceptance of his or her participation in the Plan, to devote reasonable attention and time during normal business hours to the business and affairs of the Company. During the Employment Period, it shall not be a violation of this Plan for each Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of such Executive’s responsibilities as an employee of the Company in accordance with this Plan. It is expressly understood and agreed that to the extent that any such activities have been conducted by such Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of such Executive’s responsibilities to the Company.
(b)     Compensation.
(i)     Base Salary. During the Employment Period, each Executive shall receive an annual base salary (“Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to such Executive by the Company and the affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to an Executive under this Plan. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Plan shall refer to Annual Base Salary as so increased. As used in this Plan, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii)    Annual Incentive Payments. In addition to Annual Base Salary, each Executive shall be paid, for each fiscal year ending during the Employment Period, an annual bonus (“Annual Bonus”) in cash at least equal to such Executive’s average annual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which such Executive has been employed by the Company for less than 12 full months) award earned by such Executive, including any award earned but deferred, under the Company’s Executive Incentive Plan, as amended from time to time prior to the Effective Date (or under any successor or replacement annual incentive plan of the Company or any of the affiliated companies), for the last three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Three-Year Average Bonus”). If such Executive has not been eligible to earn, or has not been employed, for each of the last three fiscal years immediately preceding the fiscal year during which the Effective Date occurs but has earned a bonus for at least one fiscal year during the last three fiscal years immediately preceding the fiscal year during which the Effective Date occurs, the “Three-Year Average Bonus” shall mean the average of any annual or annualized bonus actually earned over any such years. If such Executive has not been eligible to earn, or has not received, such a bonus for any fiscal year prior to the Effective Date, the “Three-Year Average Bonus” shall mean such Executive’s Target Annual Bonus for the year during which the Effective Date occurs. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless such Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii)    Long-Term Cash and Equity Incentives, Savings Plans and Retirement Plans. During the Employment Period, each Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs (any such arrangement a “Benefit Plan” for purposes of this Plan) applicable generally to other peer executives of the Company and the affiliated companies, but in no event shall such Benefit Plans provide such Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the affiliated companies for such Executive under such Benefit Plans as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the affiliated companies.
(iv)    Welfare Benefit Plans. During the Employment Period, each Executive and/or each Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare Benefit Plans provided by the Company and the affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance Benefit Plans) to the extent applicable generally to other peer executives of the Company and the affiliated companies, but in no event shall such Benefit Plans provide such Executive with benefits which are less favorable, in the aggregate, than the most favorable of such Benefit Plans in effect for such Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the affiliated companies.
(v)     Expenses. During the Employment Period, each Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by such Executive in accordance with the most favorable policies, practices and procedures of the Company and the affiliated companies in effect for such Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
(vi)    Business Allowance. During the Employment Period, each Executive shall be entitled to a business allowance in accordance with the most favorable Benefit Plans of the Company and the affiliated companies in effect for such Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.

(vii)    Office and Support Staff. During the Employment Period, each Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to such Executive by the Company and the affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
(viii)    Vacation. During the Employment Period, such Executive shall be entitled to paid vacations in accordance with the most favorable Benefit Plans of the Company and the affiliated companies as in effect for such Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to such Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies.
5.     Termination of Employment.
(a)     Death or Disability. An Executive’s employment shall terminate automatically upon an Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of an Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to such Executive written notice in accordance with Section 12(b) of this Plan of its intention to terminate such Executive’s employment. In such event, such Executive’s employment with the Company shall terminate on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Plan, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
(b)     Cause. (i) The Company may terminate an Executive’s employment during the Employment Period with or without Cause. For purposes of this Plan, “Cause” shall mean (A) repeated violations by the Executive of the Executive’s obligations under Section 4(a) of this Plan (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations; (B) the conviction of the Executive of, or the Executive's plea of guilty or no contest with respect to, a felony involving moral turpitude; or (C) the Executive's willful engagement in malfeasance, dishonesty, fraud or gross misconduct that is intended to, or does, result in a material detrimental effect on the Company's reputation, business or financial condition.
(ii)    For purposes of Section 5(b)(i)(A) and Section 5(b)(i)(C) of this Plan, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly traded, the board of directors of the Parent Corporation (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or the Parent Corporation or a senior officer of the Company or the Parent Corporation or (C) the advice of counsel for the Company or the Parent Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 5(b)(i)(A) and Section 5(b)(i)(C) of this Plan, and specifying the particulars thereof in detail.
(c)     Good Reason. An Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Plan, “Good Reason” shall mean:
(i)     the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Plan, or any diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a subsidiary), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)    any failure by the Company to comply with any of the provisions of Section 4(b) of this Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)    the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) of this Plan or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
(iv)    any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Plan; or
(v)     any failure by the Company to comply with and satisfy Section 11(c) of this Plan.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason. The Executive shall not be deemed to have resigned for Good Reason unless (A) the Executive provides written notice to the Company of the existence of the Good Reason event within ninety (90) days after its initial occurrence; (B) the Company is provided with thirty (30) days after receipt of such notice in which to cure such Good Reason event and fails to do so; and (C) the Executive effectively terminates employment within one hundred eighty (180) days following the occurrence of the non-cured Good Reason event.

(d)     Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Plan. For purposes of this Plan, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, respectively, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.
(e)     Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability or death, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
6.     Obligations of the Company upon Termination.
(a)     Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates an Executive’s employment other than for Cause, death or Disability or an Executive terminates employment for Good Reason, in lieu of further payments pursuant to Section 4(b) of this Plan with respect to periods following the Date of

Termination, and subject to the execution (within 45 days following the Executive's termination of employment) and non-revocation of a release in substantially the form used by the Company for substantially similar employees of the Company immediately prior to the Change of Control:
(i)     the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination (provided, however, that if the release revocation period spans two years, to the extent required by Section 409A of the Code, the amounts shall be paid in the second of the two years) the aggregate of the following amounts:
(A)     the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, and (2) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (1) and (2), the “Accrued Obligations”);
(B)     an amount equal to the product of (1) the higher of (I) the Three-Year Average Bonus and (II) the Annual Bonus paid or payable, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive has been employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”), and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in lieu of any amounts otherwise payable pursuant to the Executive Incentive Plan solely with respect to the year in which the Date of Termination occurs (the “Pro-Rata Incentive Payment”); and
(C)     the amount equal to the product of (1) three; and (2) the sum of (x) the Executive’s Annual Base Salary, and (y) the Highest Annual Bonus; and
(ii)    the Executive’s benefits under the Company’s tax qualified retirement plan (the “Retirement Plan”) and any excess or supplemental retirement plan in which the Executive participates as of the Effective Date (or if more favorable to the Executive, as of the Date of Termination) (collectively, the “NRPS”) shall be calculated assuming that the Executive’s employment had continued for three years following the Date of Termination (such three-year period, the "Continuation Period") and that during such period the Executive received service credit for all purposes under such plans and the Executive’s age increased by the number of years that the Executive is deemed to be so employed; provided, however; that in no event shall the Executive be entitled to age or service credit, as a result of the application of this Section 6(a)(ii), beyond the maximum age or maximum number of years of service credit, as applicable, permitted under the Retirement Plan or the NRPS; and
(iii)    for the Continuation Period, or such longer period as any plan, program, practice or policy may provide (the “Benefit Continuation Period”), the Company shall provide health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family (taking into account any applicable required employee contributions), as those which would have been provided to them in accordance with the Benefit Plans providing health care and life insurance benefits and at the benefit level described in Section 4(b)(iv) of this Plan if the Executive’s employment had not been terminated; provided, however, that the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, that if the Executive becomes re-employed with another employer and is eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. Following the end of the Benefit Continuation Period, the Executive shall be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 6(a)(iii) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare Benefit Plans, the Executive shall be considered to have remained employed until the end of the Employment Period (disregarding for purposes of such definition the Executive's termination of employment) and to have retired on the last day of such period, and the Company shall cause the Executive to be eligible to commence in the applicable retiree welfare Benefit Plans as of the applicable benefit commencement date; and
(iv)    except as otherwise set forth in the last sentence of Section 7, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits that the Executive is otherwise entitled to receive under any other plan, program, practice, policy, contract, arrangement or agreement of the Company or the affiliated companies (such other amounts and benefits, the “Other Benefits”).
Notwithstanding the foregoing provisions of Section 6(a)(i), in the event that (A) the Executive is terminated (1) following a Change of Control but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Code, or (2) more than two years following a change in ownership or control of the Company within the meaning of Section 409A of the Code, amounts payable to the Executive under Sections 6(a)(i)(B) and (C), to the extent not in excess of the amount that the Executive would have received under any other pre-Change of Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement, and the remainder shall be paid to the Executive in accordance with the provisions of this Agreement; and (B) the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable under Section 6(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).

(b)     Death. If an Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations, the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Plan. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the affiliated companies to the estates and beneficiaries of peer executives of the Company and the affiliated companies under such Benefit Plans relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the affiliated companies and their beneficiaries.
(c)     Disability. If an Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the Pro-Rata Incentive Payment the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Plan. The Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the affiliated companies to disabled executives and/or their families in accordance with such Benefit Plans relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other disabled peer executives of the Company and the affiliated companies and their families.
(d)     Cause; Other Than for Good Reason. If an Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (i) the Accrued Obligations and (ii) the Other Benefits, in each case to the extent theretofore unpaid, and shall have no other severance obligations under this Plan. If an Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro-Rata Incentive Payment and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Plan. In such case, the Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the 409A Payment Date.
7.     Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit an Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the affiliated companies (other than participation in any severance plan upon an Executive’s termination of employment during the Employment Period) and for which an Executive may qualify, nor, subject to Section 12(f) of this Plan, shall anything herein limit or otherwise affect such rights as an Executive may have under any contract or agreement with the Company or any of the affiliated companies. Amounts which are vested benefits or which an Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan. Without limiting the generality of the foregoing, an Executive’s resignation under this Plan with or without Good Reason, shall in no way affect an Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the affiliated companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the affiliated companies, including without limitation any retirement or pension plan or arrangement of the affiliated companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if an Executive receives payments and benefits pursuant to Section 6(a) of this Plan, the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Company or the affiliated companies, unless expressly provided therein in a specific reference to this Plan.
8.     Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall an Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan and such amounts shall not be reduced whether or not an Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from an Executive) at any time from the Effective Date of this Plan through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Plan), plus, in each case, Interest, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred (any such fees, expenses and Interest paid to the Executive, the "Legal Fee Reimbursements"). The amount of such Legal Fee Reimbursements that the Company is obligated to pay in any given calendar year shall not affect the Legal Fee Reimbursements that the Company is obligated to pay in any other calendar year. Notwithstanding the foregoing, if it is ultimately determined that the Executive has not prevailed on at least one material item with respect to a contest brought by the Executive, then the Executive shall repay any such Legal Fee Reimbursements with respect to such contest to the Company within sixty (60) days following such determination.
9.     Reduction of Payments in Certain Circumstances.
(a)     Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or the affiliated companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”) would subject an Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) to the Reduced Amount (as defined below). The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Plan Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Plan Payments were so reduced, the Executive shall receive all Plan Payments to which the Executive is entitled under this Plan. For purposes of this Section 9, (i) “Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Plan Payments pursuant to Section 9(a); and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).
(b)     If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting

Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments to the Reduced Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(a)(1)(C), (ii) Section 6(a)(1)(B), (iii) Section 6(a)(iii) and (iv) Section 6(a)(ii). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
10.     Confidential Information. Each Executive shall comply with any and all confidentiality agreements with the Company to which the Executive is, or shall be, a party.
11.     Successors.
(a)     Except as otherwise provided herein or by law, no right or interest of an Executive under this Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Plan shall be subject to any obligation or liability of such Executive. When a payment is due under this Plan to an Executive who is unable to care for his or her affairs, payment may be made directly to his legal guardian or personal representative.
(b)     This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c) of this Plan, this Plan shall not be assignable by the Company.

(c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law or otherwise.
12.     Miscellaneous.
(a)     This Plan shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. This Plan may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to an Executive:
At the most recent address on file at the Company.
If to the Company:
Medtronic, Inc.
Legal Dept. LC400
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: General Counsel
or to such other address an Executive or the Company shall have furnished in writing in accordance herewith. Notices and communications shall be effective within 5 business days of the date of mailing.
(c)     The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
(d)     The Company may withhold from any amounts payable under this Plan such United States federal, state, or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)     An Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of such Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i) through 5(c)(v) of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
(f)     Except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company at any time prior to the Effective Date or, subject to the obligations of the Company provided for in this Plan in the event of a termination after the Effective Date, at any time on or after the Effective Date. Moreover, if prior to the Effective Date, (i) the Executive’s employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company or (iii) the Board or any committee of the Board which is designated by the Board to administer the Plan (the "Administrator") determines that an individual previously designated as an Executive for purposes of the Plan is no longer an Executive for purposes of this Plan, then such Executive shall have no further rights under this Plan. Notwithstanding the foregoing, if (i) an Executive’s participation in the Plan is terminated due to the Company's or Administrator's determination that Executive shall no longer be an officer of the Company, or due to the Administrator's determination that Executive shall no longer be an Executive for purposes of the Plan, (ii) such termination of participation occurs prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of participation (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then such individual shall be deemed to be an Executive for purposes of the Plan. .From and after the Effective Date, except with respect to the Plans described in Section 10 hereof, this Plan shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the adoption of this Plan.
(g)     The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan. If an Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of such Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that an Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) such Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than such Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).
(h)     This Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Administrator in accordance with the procedure for claims and appeals described in Section 7 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each Executive and all other parties in interest. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
(i)     The obligations of the Company and each Executive under this Plan which by their nature may require either partial or total performance after the expiration of the Plan shall survive such expiration.
(j)     This Plan shall not be funded. No Executive shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
(k)     In the event of a claim by an Executive as to the amount or timing of any payment or benefit, such Executive shall present the reason for his or her claim in writing to the Company. The Company shall, within sixty (60) days after receipt of such written claim, send a written notification to the Executive as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Executive may appeal the denial of the claim. In the event an Executive wishes to appeal the denial of a claim, he or she may request a review of such denial by making application in writing to the Company within sixty (60) days after receipt of such denial. Such Executive (or his or her duly authorized legal representative) may, upon written request to the Company, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Company shall notify the Executive of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

(l)     This Plan may be amended or terminated by the Administrator at any time prior to the Effective Date; provided, however, that any change which would be adverse to any Executive, as determined in the sole discretion of the Administrator, shall not be effective with respect to such Executive until twelve (12) months following the date on which such change is communicated to such Executive. Following the Effective Date, this Plan may not be terminated or amended in a manner which would be adverse to any Executive.